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EXHIBIT 3.0

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 9:00 AM 06/22/1998
981239962 - 2911399

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   MARBO, INC.

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FIRST:            The name of this corporation shall be:

                                   MARBO, INC.

SECOND: Its registered office in the State of Delaware is to be located at: 15 East North Street, in the City of Dover, County of Kent and its registered agent at such address is: XL CORPORATE SERVICES, INC.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

                  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

                           25,000,000 shares with a Par Value of $.001 of which:

                           a)20,000,000 shall be common, with a Par Value of .001 and

                           b) 5,000,000 shall be preferred, with a Par Value of .001

The voting powers, designations, preferences and relative, participating optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issue of such stock adopted by the Corporation's board of directors, in accordance with the provisions of
Section 151 of the General Corporation Law of Delaware and the board of directors is expressly vested with authority to adopt one or more such resolutions.


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FIFTH: The name and address of the incorporator is as follows:

                           Robert Aratingi
                           BlumbergExcelsior Corporate Services, Inc.
                           62 White Street
                           New York, NY 10013

SIXTH: The Directors shall have power to make and to alter or amend the By-Laws, to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this corporation.

With the consent in writing, and pursuant to a majority vote of the holders of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the account and books of this corporation, or any of them, shall be open to the inspection of the stockholders; no stockholder shall have any right of inspecting any account, or book, or document of this Corporation except as conferred by the law or the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the THIRD paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by referenced to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the THIRD paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH: No director of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.


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         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1st day of June, A.D. 1998.


                                                  /s/ Robert Aratingi
                                                 -----------------------------
                                                 Robert Aratingi
                                                 Incorporator